Exhibit 10.35

Option Number:
                Optionee Name:

KINETIC CONCEPTS, INC.
2004 EQUITY PLAN
INTERNATIONAL STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Option Agreement”) is made and entered into as of _______________, 200__ (the “Date of Grant”), by and between Kinetic Concepts, Inc., a Texas corporation (the “Company”), and [_________________________] (the “Optionee”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2004 Equity Plan (the “Plan”).  Where the context permits, references to the Company or any of its Subsidiaries or affiliates shall include the successors to the foregoing.

Pursuant to the Plan, the Administrator has determined that the Optionee is to be granted an option (the “Option”) to purchase Shares, subject to the terms and conditions set forth in the Plan and herein, and hereby grants such Option.

1. Number of Shares and Exercise Price.  The Option entitles the Optionee to purchase [_______] Shares (the “Option Shares”) at a price of US$[______] per share (the “Option Exercise Price”).

2. Option Term.  The term of the Option and of the Option Agreement (the “Option Term”) shall commence on the Date of Grant and, unless the Option is previously terminated pursuant to Paragraph 5 below, shall terminate upon the expiration of ten (10) years from the Date of Grant (the “Expiration Date”).  As of the Expiration Date, all rights of the Optionee hereunder shall terminate.

3. Conditions of Exercise.

(a)
Subject to Paragraph 5 below, the Option shall become vested and exercisable as to 25% of the Option Shares on the first anniversary of the Date of Grant, and as to an additional 25% of the Option Shares on each of the three succeeding anniversaries of Date of Grant, provided that the Optionee has been continuously employed by or actively providing services to the Company or any Subsidiary or affiliate through each such date

(b)
Except as otherwise provided herein, the right of the Optionee to purchase Option Shares with respect to which the Option has become exercisable and vested may be exercised in whole or in part at any time or from time to time prior to the Expiration Date; provided, however, that the Option may not be exercised for a fraction of a Share.

4. Method of Exercise.  This Option may be exercised, in whole or in part, by means of a written notice of exercise to the Company in such form as may be approved by the Administrator from time to time and which may be obtained from the Company’s Equity Accounting and Administration department, accompanied by payment in full of the aggregate Option Exercise Price in U.S. dollars which may be made (i) in cash or by check, (ii) to the extent permitted by applicable law, by means of any cashless exercise procedure through the use of a brokerage arrangement approved by the Administrator, or (iii) any combination of the foregoing.

5. Effect of Conduct Constituting Cause; Termination of Employment or Service; or Change in Control.

(a)
If at any time (whether before or after termination of employment or service) the Administrator determines that the Optionee has engaged in conduct that would constitute Cause, consistent with local law and regulations, the Administrator may provide for the immediate forfeiture of the Option (including any securities, cash or other property issued upon exercise or other settlement of the Option), whether or not vested, consistent with local law and regulations.  Any such determination by the Administrator shall be final, conclusive and binding on all persons.

(b)
If the Optionee’s active employment with or service to the Company, any Subsidiary or affiliate thereof terminates for any reason other than for Cause, death or Disability, the Option, to the extent vested and exercisable as of the date of such termination, shall expire 30 days following the date of such termination and the Option, to the extent not vested and exercisable as of the date of such termination, shall expire as of such date.  Notwithstanding the foregoing, if the Optionee’s active employment with or service to the Company, any Subsidiary or affiliate thereof terminates for Cause, the Option, whether or not vested or exercisable, shall expire as of the date of such termination.  The Option shall not be exercisable after the Expiration Date.

(c)
If the Optionee’s employment with or service to the Company, any Subsidiary or any affiliate thereof terminates by reason of the Optionee’s death or Disability, any portion of the Option that is outstanding at such time shall become fully and immediately vested and exercisable, and shall expire 180 days following the date of such termination.  The Option shall not be exercisable after the Expiration Date.

(d)
Upon the occurrence of a Change in Control, any portion of the Option that is outstanding at such time shall become fully and immediately vested and exercisable, unless the Option is either assumed or an equitable substitution is made therefore.  In addition, if the Optionee’s employment with or service to the Company, any Subsidiary or affiliate thereof is terminated other than for Cause within 24 months following a Change in Control, any portion of the Option that is outstanding at such time shall become fully and immediately vested and exercisable.

(e)
If Optionee transfers from the Company to its Subsidiary or affiliate or from one of the Company’s Subsidiaries or affiliates to another, such transfer shall not constitute a termination of employment for purposes of the vesting and exercisability of the Option and the expiration of the Option, unless otherwise determined by the Administrator.

6. Adjustments.  The Option and all rights and obligations under this Option Agreement are subject to Section 5 of the Plan.

7. Nontransferability of Option.  Except by will or under the laws of descent and distribution and as set forth in the following two sentences, the Optionee may not sell, transfer, pledge or assign the Option, and, during the lifetime of the Optionee, only the Optionee may exercise the Option.  Notwithstanding the foregoing, during the Optionee’s lifetime, the Administrator may, in its sole discretion, permit the transfer, assignment or other encumbrance of the Option.  Additionally, subject to the approval of the Administrator and to any conditions that the Administrator may prescribe, the Optionee may, upon providing written notice to the Company, elect to transfer the Option (i) to members of his or her Immediate Family, provided that no such transfer may be made in exchange for consideration, (ii) by instrument to an inter vivos or testamentary trust in which the Option is to be passed to beneficiaries upon the death of the Optionee, or (iii) pursuant to a qualified domestic relations order or any similar instrument, to the extent permitted by applicable law.  Any attempted sale, transfer, pledge, assignment, encumbrance or other disposition of the Option contrary to the provisions hereof shall be null and void and without effect.

8. Notice.  Whenever any notice is required or permitted hereunder, such notice shall be in writing and shall be given by personal delivery, facsimile, first class mail, certified or registered with return receipt requested.  Any notice required or permitted to be delivered hereunder shall be deemed to have been duly given on the date which it is personally delivered or, whether actually received or not, on the fifth day after depositing in the post or 24 hours after transmission by facsimile to the respective parties named below.

If to the Company:	Kinetic Concepts, Inc.
Attn.: Chief Financial Officer
8023 Vantage Drive
San Antonio, TX 78230
U.S.A.
Phone: 1-(210) 255-6494
Fax: 1-(210) 255-6997
      If to the Optionee:         [Name of Optionee]
[Address]
______________________
Facsimile: _____________

Either party may change such party’s address for notices by duly giving notice pursuant hereto.

9. Withholding Requirements in Connection With Option Exercises.

(a)
Pursuant to Section 14 of the Plan, the Company (or Subsidiary or affiliate, as the case may be) has the right to require the Optionee to remit to the Company (or Subsidiary or affiliate, as the case may be) in cash an amount sufficient to satisfy Optionee’s income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) related to the Option.  Regardless of any action the Company (or Subsidiary or affiliate) takes with respect to any or all Tax-Related Items, the Optionee has the ultimate liability for all Tax-Related Items legally due by the Optionee and remains responsible for payment of same.  The Company or Subsidiary (or affiliate): (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

(b)
The Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Subsidiary (or affiliate) to satisfy all withholding and payment on account obligations of the Company and/or the Subsidiary (or affiliate).  With the approval of the Administrator and if permissible under local law, the Optionee may elect to have the Company withhold from delivery Shares or deliver Shares, in each case, having a value equal to the aggregate required minimum Tax-Related Items withholding to be collected by the Company or any Subsidiary or affiliate thereof.  Such Shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined.  The Optionee agrees to allow the Company and/or the Subsidiary (or affiliate) to withhold all applicable Tax-Related Items legally payable by the Optionee from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Subsidiary (or affiliate) or from the proceeds of the sale of the Shares.  Alternatively, or in addition, with the approval of the Administrator and if permissible under local law, to the extent that Optionee is not able to otherwise pay the Tax-Related Items withholding, the Optionee agrees that the Company may sell or arrange for the sale of Shares that the Optionee acquires to meet the withholding obligation for Tax-Related Items; and/or withhold from delivery Shares having a value equal to the aggregate required minimum Tax-Related Items withholding.  Finally, the Optionee shall pay to the Company or the Subsidiary (or affiliate) any amount of Tax-Related Items that the Company or the Subsidiary (or affiliate) may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of Shares that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the Shares if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this paragraph.

10. Compliance with Laws.

(a)
Shares shall not be issued pursuant to the exercise of the Option granted hereunder unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the U.S. Securities Act of 1933, as amended, the U.S. Exchange Act, the requirements of any stock exchange upon which the Shares may then be listed, and the applicable local laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  The Company shall be under no obligation to effect the registration pursuant to the U.S. Securities Act of 1933, as amended, of any interests in the Plan or any Shares to be issued hereunder or to effect similar compliance under any state or local laws.

(b)
All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Shares may then be listed, and any applicable federal, state, or local securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.  The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that the recipient of such Shares make such agreements and representations as the Administrator, in its sole discretion, deems necessary or desirable.

11. Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of this Option Agreement or the Articles of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any of such Option Shares on its books nor will any of such Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

12. Nature of Grant.

(a)
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement;

(b)
The grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c)	All decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;
(d)	Participation in the Plan is voluntary;
(e)
The Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Subsidiary (or affiliate), and which is outside the scope of the Optionee’s employment contract, if any;

(f)
The Option is not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)	The future value of the underlying Shares is unknown and cannot be predicted with certainty;
(h)	If the underlying Shares do not increase in value, the Options will have no value;
(i)	If the Optionee exercises the Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Option Exercise Price;
(j)
In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares purchased through the exercise of the Option resulting from termination of the Optionee’s active employment by the Company or the Subsidiary (or affiliate) (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee hereby releases the Company and the Subsidiary (or affiliate) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such claim; and

(k)
Notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Optionee’s employment (whether or not in breach of local labor laws), the Optionee’s right to receive the Option and vest in Options under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), the Optionee’s right to exercise the Option after termination of employment, if any, will be measured by the date of termination of the Optionee’s active employment and will not be extended by any notice period mandated under local law.

13. Data Privacy.  The Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Company and the Subsidiary and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Optionee hereby understands that the Company and the Subsidiary (or affiliates) hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Optionee hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country.  The Optionee hereby understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative.  The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired upon exercise of the option.  The Optionee hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan.  The Optionee hereby understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative.  The Optionee hereby understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan.  For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee hereby understands that the Optionee may contact the human resources representative responsible for the Optionee’s country at the local or regional level.

14. Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of the Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15. Governing Law.  The Option Agreement shall be governed by and construed according to the laws of the State of Texas without regard to its principles of conflicts of laws as provided in the Plan.  For purposes of litigating any dispute that arises under this Option or the Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, agree that such litigation shall be conducted in the courts of San Antonio, Texas, or the federal courts for the United States for the Western District of Texas, and no other courts, where this Option grant is made and/or performed.

16. Incorporation of the Plan.  The Plan, as it exists on the date of the Option Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan.  In the event of any conflict between the provisions of the Option Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.  The term “Section” generally refers to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Option Agreement.

17. Amendments.  This Option Agreement may be amended or modified at any time, but only by an instrument in writing signed by each of the parties hereto.

18. Rights as a Shareholder.  Neither the Optionee nor any of the Optionee’s successors in interest shall have any rights as a shareholder of the Company with respect to any Option Shares until the Optionee has given written notice of exercise, has paid in full for such Shares, and has satisfied the requirements in Section 14 and 15(b) of the Plan.

19. Agreement Not a Contract of Employment.  Neither the Plan, the granting of the Option, the Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue to be employed by, or to provide services as a director, consultant or advisor to, the Company, any Subsidiary or affiliate thereof for any period of time or at any specific rate of compensation.

20. Authority of the Administrator.  The Administrator shall have full authority to interpret and construe the terms of the Plan and the Option Agreement.  The Administrator shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

21. Binding Effect.  The Option Agreement shall apply to and bind the Optionee and the Company and their respective permitted assignees or transferees, heirs, legatees, executors, administrators and legal successors.

22. Tax Representation.  The Optionee has reviewed with his or her own tax advisors the federal, state, local and worldwide tax consequences of the transactions contemplated by this Option Agreement.  The Optionee is relying solely on such advisors and not on any statement or representations of the Company or any of its agents.  The Optionee understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Option Agreement.

23. Language.  If the Optionee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

24. Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Optionee’s consent to participate in the Plan by electronic means.  The Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

25. Acceptance.  The Optionee hereby acknowledges receipt of a copy of the Plan and this Option Agreement.  Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and the Option Agreement.

26. Severability.  The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered the Option Agreement on the day and year first above written.

KINETIC CONCEPTS, INC.

By:
Name:
Title:

OPTIONEE

Signature:
Name:
Address:

Telephone No.:
Identification No.:

DATE OF GRANT	NUMBER OF SHARES SUBJECT TO OPTION	OPTION EXERCISE PRICE	EXPIRATION DATE